SCHEDULE 13D: EXHIBIT 5




                              SETTLEMENT AGREEMENT

      This Settlement Agreement is entered into as of October 31, 2001, by and among the United States Environmental Protection Agency (the "U.S. EPA"), the Connecticut Department of Environmental Protection (the "Conn. DEP") and FMC Corporation ("FMC", and together with the U.S. EPA and the Conn. DEP, the "Environmental Creditors"), the Official Creditors' Committee of Raytech Corporation (the "Committee") and the Legal Representative For Future Claimants (the "Legal Representative").

      WHEREAS, the Environmental Creditors have asserted claims against Raytech Corporation ("Raytech") and Raymark Industries, Inc. and Raymark Corporation (collectively, "Raymark") for liability under federal and state environmental laws;

      WHEREAS, the Committee and the Legal Representative together represent, in the Chapter 11 proceedings of Raytech and Raymark, the interests of all present and future holders (the "PI Creditors") of unsecured claims for death, bodily injury or other personal damages caused, directly or indirectly, by exposure to asbestos-containing products for which Raytech or Raymark have legal liability;

      WHEREAS, on or about October 15, 1998, Laureen M. Ryan (the "Trustee") was appointed as trustee of the estates of Raymark (collectively, the "Raymark Estates") formed in its cases under title 11 of the United States Code (as amended from time to time, the "Bankruptcy Code");

      WHEREAS, Raytech's Second Amended Plan of Reorganization, as of its effective date of April 18, 2001 (the "Raytech Plan"), provided for, among other things, the formation of the Raytech Corporation Asbestos Personal Injury Settlement Trust (the "PI Trust") and the assumption by the PI Trust of all liabilities of Raytech, and its predecessors and successors in interest, in actions involving personal injury or death claims caused by exposure to asbestos-containing products for which Raymark or its predecessors and affiliates have legal liability;

      WHEREAS, the Raytech Plan has been confirmed by the United States Bankruptcy Court for the District of Connecticut (the "Bankruptcy Court");

      WHEREAS, the Committee and the Legal Representative, on the one hand, and the Environmental Creditors, on the other hand, recognizing the desirability of avoiding disputes among them as to their respective claims against the Raymark Estates have agreed to enter into this Settlement Agreement;

      WHEREAS, the Environmental Creditors, the Legal Representative (in his prior capacity as a Guardian Ad Litem for Future Claimants) and the Committee previously entered into an Agreement made part of the Raytech Second Amended Plan of Reorganization as Exhibit C, which Plan was confirmed on April 18, 2000 (the "2000 Settlement Agreement");

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      WHEREAS, the 2000 Settlement Agreement addressed issues relating to stock distributed by the Raytech Corporation ("Raytech") to the Environmental Creditors and liability insurance and proceeds;

      WHERES, the parties intend to modify certain terms and conditions respecting the Raytech stock and the disposition of liability insurance proceeds provided for in the 2000 Settlement Agreement (see paragraphs 1(a)(ii) and 1(b) of the 2000 Settlement Agreement);

      NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the parties agree as follows:

      1. Except as provided in paragraphs 4 and 5 below, any amounts recovered, net of all costs and expenses incurred with respect to such recovery (excluding those of the costs and expenses incurred on or after November 1, 2001 as are to be borne by the Environmental Creditors pursuant to paragraph 4 below and by the PI Creditors pursuant to paragraphs 3 and 5 below), pursuant to the settlement of existing claims against Raymark's former insurance carriers (other than Allstate/Northbrook and Federal Insurance Co.), less (i) the $1,500,000 required to fund the Lanigan/Debolt claimants and (ii) the aggregate amount of administrative, and priority claims for the period up to and through the effective date of a plan of liquidation or reorganization for Raymark, which amount shall be determined pursuant to the negotiations referred to in paragraph 7 below, shall be divided between the PI Creditors and the Environmental Creditors as follows:

      (i)   The PI Creditors shall receive sixty percent (60%) of such proceeds;
            and

      (ii) The Environmental Creditors shall receive forty percent (40%) of such proceeds.

      2. The Environmental Creditors hereby assign, convey and transfer to the PI Creditors all of their rights to, or claims for, the assets and proceeds (other than those described in paragraphs 1 and 4) of the Raymark and Universal Friction Composites Estates, including any amounts recovered by or on behalf of the Raymark Estates in RYAN, TRUSTEE, ET AL V. SMITH, ET AL., Case No. 3:99CV284(DJS) (the "Ryan v. Smith Litigation") or the settlement thereof. From time to time on or after the date of this Settlement Agreement, the Environmental Creditors shall execute and deliver or cause to be executed and delivered such further documents, certificates, instruments of conveyance, assignment and transfer and shall take such further action as the PI Creditors may reasonably request in order more effectively to assign, convey and transfer such assets and proceeds of the Raymark Estates to the PI Creditors.

      3. The PI Creditors shall bear all professional and trustee fees and other costs incurred by or on behalf of the Raymark Estates on and after November 1, 2001 in connection with (i) the Ryan v. Smith Litigation, (ii) the actions commenced against Raymark's former national trial team and (iii) the motion to consolidate the bankruptcy estate of Universal Friction Composites with the Raymark Estates.

      4. The PI Creditors hereby assign, convey and transfer to the Environmental Creditors all of their rights to recovery on the Allstate/Northbrook insurance claim. The Environmental Creditors shall receive

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one hundred percent (100%) of any amounts recovered by or on behalf on the
Raymark Estates relating to the Allstate/Northbrook insurance claim. All costs, including litigation costs and trustee's fees, if any, relating to the Allstate/Northbrook insurance claim accrued on or after November 1, 2001 by or on behalf of the Raymark Estates shall be borne by the Environmental Creditors and paid out of the Allstate/Northbrook Insurance recovery or a litigation fund established pursuant to paragraph 6 below.

      5. The Environmental Creditors hereby assign, convey and transfer to the PI Claimants all of their rights to recovery on the Federal insurance claim. The PI Creditors shall receive one hundred percent (100%) of any amounts recovered by or on behalf of the Raymark Estates relating to Raymark's Federal insurance claim. All costs, including litigation costs and trustee's fees, if any, relating to the Federal insurance claim accrued on or after November 1, 2001 by or on behalf of the Raymark Estates shall be borne by the PI Creditors.

      6. The Environmental Creditors and the PI Creditors shall cooperate in developing mechanisms to set aside funds otherwise payable to (i) the Environmental Creditors to provide a source of payment for the ongoing costs relating to the Allstate/Northbrook insurance claim and (ii) the PI Creditors to provide a source of payment for the ongoing costs relating to the Federal insurance claims.

      7. The PI Creditors and the Environmental Creditors agree to promptly negotiate with the Trustee to (i) minimize the administrative, professional and trustee fees of the Trustee for the period up to and through the date that a plan of reorganization for Raymark is confirmed by the Bankruptcy Court and (ii) consummate a plan of reorganization for Raymark as soon as feasible in accordance with the reasonable specifications of the PI Creditors, provided that the terms of such plan are consistent with this agreement.

      8. The Environmental Creditors hereby exercise their option pursuant to paragraph 1(b)(i) of the 2000 Settlement Agreement to retain any amounts separately recovered by the Environmental Creditors solely from the Raymark Estates out of insurance proceeds, net of all costs and expenses directly incurred by the Raymark Estates or their assignees with respect to such recovery. In connection therewith, the Environmental Creditors shall promptly upon receipt of the first distribution of cash under a Raymark plan of reorganization to which the Environmental Creditors have consented, remit to the PI Trust all of their shares of capital stock of Raytech, and deliver to the PI Trust the certificates evidencing the shares of such capital stock of Raytech and hereby waive any further rights or claims they may have to any of the shares of capital stock of Raytech.

      9. The Environmental Creditors and the PI Creditors agree that the Environmental Creditors will be credited with $9,457,776 for remitting to the PI Trust all of their shares of capital stock of Raytech against the "pro rata share of the `enterprise value' of Reorganized Raytech" of $11,475,000 as provided in paragraph 1(b)(i) of the 2000 Settlement Agreement and for assigning tax benefits pursuant to paragraph 10 below. If the Environmental Creditors' share of the proceeds referred to in paragraph 1 of this Agreement

      (i) equals or exceeds $11,475,000, then the Environmental Creditors shall pay to the PI Trust $2,017,224;

      (ii) equals or exceeds $9,457,776 but is less than $11,475,000, then the Environmental Creditors shall pay to the PI Trust an amount equal to (x) the Environmental Creditors' share of the proceeds referred to in paragraph 1 of this Agreement minus (y) $9,457,776; or

      (iii) is less than $9,457,776, then the PI Creditors shall pay to the Environmental Creditors an amount equal to (x) $9,457,776 minus (y) the Environmental Creditors' share of the proceeds referred to in paragraph 1 of this Agreement.

      10. The Environmental Creditors hereby transfer and assign to the PI Trust all of their rights to receive Tax Benefits (as defined in section 1.B of the Tax Benefits Assignment and Assumption Agreement attached as Exhibit "F" to the Raytech Plan (the "Tax Benefits Assignment Agreement")), past or future, derived pursuant to the Raytech Plan and the Tax Benefits Assignment Agreement.

      11. This Agreement is intended to modify paragraphs 1(a)(ii) and 1(b) of the 2000 Settlement Agreement. To the extent this Agreement and the 2000 Settlement Agreement do not agree, the terms of this Agreement control.

      12. To the extent that, under the letter proposal dated November 29, 2001, to Laureen M. Ryan and James C. Graham, any amounts that the PI Creditors or Environmental Creditors are to bear separately under paragraphs 3, 4 and 5 of this Agreement are paid from accounts comprised of insurance proceeds referred to in paragraph 1 of this Agreement, the PI Creditors shall repay to the Environmental Creditors, and the Environmental Creditors shall repay to the PI Creditors, as the case may be, the amounts that they have agreed to bear separately. Such repayment may be made by appropriate adjustments to distributions from the division of proceeds set forth in paragraph 1 of this Agreement.

      13. In the event that either (i) the Zurich insurance settlement is not approved or the proceeds not received by the Raymark Trustee in accordance with the settlement agreement with Zurich, or (ii) the International/ISLIC insurance settlement is not approved or the proceeds are not received by the Raymark Trustee in accordance with the settlement agreement with International/ISLIC, then this Settlement Agreement shall be of no force and effect.

      14. This Settlement Agreement shall be governed by and construed under the laws of the State of Delaware.

      15. This Settlement Agreement constitutes the entire understanding between the parties concerning the subject matter hereof and may not be modified or amended except by a writing signed by all parties to this Settlement Agreement.

      16. This Settlement Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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      IN WITNESS WHEREOF, the parties have executed this Settlement Agreement as indicated below.



/S/HENRY S. FRIEDMAN                    /S/ KRISTA E. TROUSDALE
--------------------------------------  ----------------------------------------
Henry S. Friedman                       Krista E. Trousdale
Senior Attorney                         Assistant Attorney General
Environmental Enforcement Section       Environmental Protection Department
U.S. Department of Justice              Office of the Attorney General
COUNSEL TO THE UNITED STATES            State of Connecticut
ENVIRONMENTAL PROTECTION                COUNSEL TO THE CONNECTICUT
AGENCY                                  DEPARTMENT OF ENVIRONMENTAL
                                        PROTECTION



/S/ ANN M. NEVINS                       /S/ NEIL G. EPSTEIN
--------------------------------------  ----------------------------------------
Ann M. Nevins                           Neil G. Epstein
Assistant United States Attorney        Eckert Seamans Cherrin & Mellot, LLP
District of Connecticut                 1515 Market Street, 9th Floor
COUNSEL TO THE UNITED STATES            Philadelphia, PA 19102
ENVIRONMENTAL PROTECTION                COUNSEL TO FMC CORPORATION
AGENCY



/S/ ELIHU INSELBUCH                     /S/ CARL GULLIVER
--------------------------------------  ----------------------------------------
Elihu Inselbuch                         Carl Gulliver
Caplin & Drysdale, Chartered            Coan, Lewendon, Royston & Gulliver, P.C.
399 Park Avenue                         495 Orange Street
New York, NY 10022                      New Haven, CT 06511
COUNSEL TO THE OFFICIAL                 COUNSEL TO THE LEGAL
COMMITTEE OF UNSECURED                  REPRESENTATIVE FOR FUTURE
CREDITORS                               CLAIMANTS